Exhibit 10.1

EMPLOYMENT AGREEMENT FOR WOOSUK KIM Residing at

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of April 1, 2021 and is entered into by and between Woosuk Kim (the “COO”) and SunHydrogen, Inc. (the “Company”). The Company and the COO shall be referred to herein as the “Parties.”

Position:	The board of directors of the Company has adopted a position description for the Chief Operating Officer of the Company (the “COO”). The COO shall have the primary responsibility of business development through partnerships, acquisitions, and other means to enhance shareholder value, supervising the operations of the Company.

The COO will be a member of the Company’s Board of Directors (“Board”), reporting to the Chief Executive Officer, (CEO). COO shall be re-appointed each term and, subject to applicable law, shall remain a member of the Board for the term of COO’s employment with the Company.

Duties:	COO shall perform the duties normally associated with COO’s position as a Chief Operating Officer and such other duties as are specified in the Bylaws of the Company and as set forth herein. COO shall be responsible for providing strategic leadership for the Company and will closely coordinate and work with the CEO and senior leadership team. In addition to the primary responsibility of the COO, the COO will assist the CEO with the following functions:

●	Plan, develop, implement and direct the organization’s operational performance and drive shareholder value as the priority.

●	Target and initiate business partnerships with other companies.

●	Provide strategic input and leadership on decision making issues affecting the organization; specifically relating to the evaluation of potential mergers, acquisitions, joint ventures, or partnerships.

●	Plan, develop, implement and direct the organization’s operational function and performance.

●	Communicate effectively and establish credibility throughout the organization and with the Board of Directors as an effective developer of solutions to business challenges.

●	Help develop the Company’s culture and overall Company vision.

●	Oversee employment through strategic key hires and leadership.

●	Analyze and make recommendation on the impact of long-range growth initiatives, planning, and introduction of new strategies and regulatory actions.

Signing
Bonus:	$ 55,000

Base Salary:	$275,000 Annual Base Salary effective as of April 1, 2021. Such compensation shall be reviewed annually prior to the third quarter of each year by the Board for adjustment in light of COO’s performance and competitive data for such position. Any adjustment shall not reduce COO’s then current Annual Base Salary.

Bonus:	Additional 75% of Annual Base Salary, as bonus amount at the end of each calendar year, upon meeting objectives set by CEO and Board. Such Bonus amount shall be reviewed annually prior to the first quarter of each calendar year by the Board for adjustment in light of COO’s performance and competitive data for such position. However, any future adjustments shall not reduce COO’s then current potential Bonus amount . For 2021, the bonus potential will calculated on a full year salary level.

Should the Company uplist to Nasdaq or NYSE, the Company shall pay COO an additional bonus of $150,000.

Should the Company merge with or acquire another company and have an increased market cap after the close of the transaction, the Company shall pay COO an additional bonus of $150,000.

COO
Benefits:	COO shall be eligible to receive:

●	Four weeks paid vacation

●	Full reimbursement of medical, dental, and vision insurance for COO and family.

●	Nonqualified deferred compensation plan

Expenses:	The Company shall reimburse COO for all reasonable business or entertainment expenses incurred by COO in the performance services as COO and member of the Board, in accordance with the Company’s policies in effect from time to time.

The COO shall receive the following benefits, but not limited to:

●	A US cell phone and monthly service provider fees.

●	Business class seat for business related international air travel.

●	Computer and related equipment.

Insurance:	The Company shall agree to purchase and maintain a general umbrella business liability insurance policy and an Employment Practices Liabilities Insurance that is adequate for the Company of its economic size and in accordance with any current competitive data for companies in the same industry, with a minimum of $2,000,000 of coverage. By the end of 2021, the Company agrees to purchase and maintain each year a Director & Officers Insurance with a minimum coverage of $5,000,000.

Indemnity:	The Company indemnifies COO for any claims arising out of or relating to COO’s employment with the Company or as a member of the Board. The Company shall provide simultaneously with the Employment Agreement an indemnity agreement to be executed by COO and the Company.

Equity:	COO shall be granted 50 million shares of restricted stock of the Company (“RSUs”). The RSUs shall be subject to a 24 month vesting schedule to be determined by the Board in its discretion.

Termination
Severance:	This Agreement will terminate April 1, 2023, subject to the right of either party to terminate this Agreement at any time upon written notice, provided that, in the event COO is terminated prior to such date by the Company, without “Cause” or the company is sold, merged, or there is a Change of Control COO shall be eligible to receive the following:

●	Lump sum payment of Annual Base Salary that would have accrued until April 1, 2023;

●	Lump sum payment of Bonus amount that would have accrued until April 1, 2023;

●	100% immediate accelerated vesting of all outstanding unvested equity awards and any other stock awards;

●	COBRA and benefit premiums paid by Company for one year; and

●	Attorney fees paid by Company for document review and negotiations.

Change of

Control:	In the event the Company is subject to a change of control then 100% the unvested equity (options, restricted stock and warrants) shall immediately vest.

Mitigation:	There is no duty for COO to mitigate any damages in order to receive the severance benefits.

Assignment:	The terms herein shall be binding on any successor companies.

Definitions:	“Cause” shall mean (i) COO is convicted of or pleas nolo contendere or guilty to a felony involving moral turpitude; (ii) COO engages in conduct that constitutes willful gross neglect or willful gross misconduct resulting in either case in significant and demonstrable economic harm to the Company, provided that no act or failure to act shall be considered “willful” under this definition unless COO acted, or failed to act, with an absence of good faith and without a reasonable belief that COO’s action, or failure to act, was in the best interest of the Company; (iii) an act of personal dishonesty taken by COO in connection with COO’s responsibilities as an employee and intended to result in substantial personal enrichment of COO; (iv) following delivery to COO of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that COO has not substantially performed his duties, continued violations by COO of COO’s obligations to the Company which are demonstrably willful and deliberate on COO’s part; provided, however, that failure of COO to achieve certain results, such as the Company’s business plan, that is not the result of COO’s demonstrably willful and deliberate dereliction of duty shall not constitute “Cause.” Anything herein to the contrary notwithstanding, COO’s employment shall not be terminated for “Cause” above unless written notice stating the basis for the termination is provided to COO, COO is given thirty (30) days after receipt of such notice to cure the neglect or conduct that is the basis of such claim, and COO has an opportunity to be heard before the full Board, and, after such hearing, there is an unanimous vote of the Board to terminate COO for Cause.

“Change of Control” shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets or its business; (iii) the consummation of a merger, reverse merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date upon which this Agreement was entered into, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

MISCELLANEOUS PROVISIONS

A. Governing Law. The Parties agree that the Agreement shall be governed by and construed under the internal laws of the State of California. In the event of any dispute regarding this Agreement, the parties hereby irrevocably agree to submit to the exclusive jurisdiction of the federal and state courts situated in Los Angeles, CA, and Employee agrees that the COO shall not challenge personal or subject matter jurisdiction in such courts. The Parties also hereby waive any right to trial by jury in connection with any litigation or disputes under or in connection with this Agreement.

B. Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

C. Severability. In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

D. Reformation. In the event any court of competent jurisdiction holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court may reform this Agreement to make it enforceable, and this Agreement shall remain in full force and effect as reformed by the court.

E. Entire Agreement. This Agreement constitutes the entire agreement between the Parties, and fully supersedes any and all prior agreements, understanding or representations between the Parties pertaining to or concerning the subject matter of this Agreement, including, without limitation, the COO’s employment with the Company. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all parties to this Agreement. The COO acknowledges and represents that in executing this Agreement, the COO did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement.

F. Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of either party with respect thereto shall continue in full force and effect. The breach by one party to this Agreement shall not preclude equitable relief or the obligations in Article IV.

G. Modification. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the COO, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

H. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. The COO may not assign this Agreement to a third party. The Company may assign its rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Company or any successor thereto or any purchaser of substantially all of the assets of the Company.

I. Internal Revenue Code Section 409A.

(i) To the extent (A) any payments to which the COO becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the COO’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); (B) the COO is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (C) at the time of the COO’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of the COO’s separation from service) shall not be made until the earlier of (1) the first day of the seventh month following the COO’s separation from service or (2) the date of the COO’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Article V, Section I shall be paid to the COO or the COO’s beneficiary in one lump sum, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to the COO until the date of payment. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the COO’s separation from service.

(ii) To the extent any benefits provided under Article III, Section B(ii) above are otherwise taxable to the COO, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(iii) In the case of any amounts payable to the COO under this Agreement, or under any plan of the Company, that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii), the COO’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

(iv) It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder, and in furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intent.

IN WITNESS WHEREOF, the Company and the COO have caused this Agreement to be executed on the date first set forth above, to be effective as of that date.

COO:

/s/ Woosuk Kim
Woosuk Kim

COMPANY:
SunHydrogen, Inc.

By:	/s/ Timothy Young
Timothy Young, CEO